Exhibit 99.1

Cullinan Therapeutics to Present Initial Clinical Data for CLN-978 in Treatment-Refractory Rheumatoid Arthritis and Systemic Lupus Erythematosus at EULAR 2026 Congress

CAMBRIDGE, Mass., May 18, 2026 (GLOBE NEWSWIRE) -- Cullinan Therapeutics, Inc. (Nasdaq: CGEM), a clinical-stage biopharmaceutical company accelerating potential first- or best-in-class, high-impact therapies in autoimmune diseases and cancer, today announced that initial clinical data from two ongoing Phase 1 studies evaluating CLN-978, a subcutaneously administered CD19xCD3 T cell engager, will be presented at the European Alliance of Associations for Rheumatology (EULAR) European Congress of Rheumatology being held June 3-6, 2026 in London, United Kingdom.

The presentation will feature data from the Phase 1 OUTRACE RA and OUTRACE SLE studies which are evaluating CLN‑978 in patients with active, treatment‑refractory rheumatoid arthritis (RA) and moderate to severe systemic lupus erythematosus (SLE), respectively. The abstract reports that single target doses of CLN-978 demonstrate a favorable safety profile at the initial dose levels. Robust B cell depletion in both peripheral blood and tissue was observed, along with early signals of promising clinical activity in patients with RA and SLE. Updated data beyond the available published abstract, including additional patients, will be presented at the EULAR Congress.

Poster Presentation Details

Title: CLN-978, a bispecific CD19 x CD3 T cell engager, induces robust B cell depletion in patients with rheumatoid arthritis and systemic lupus erythematosus
Session Name: Poster View VIII
Session Date: Saturday, June 6, 2026
Session Time: 10:15 a.m. - 11:15 a.m. BST
Room: Poster View
Poster Number: POS1179

About CLN-978

CLN-978 is a novel, differentiated and highly potent CD19xCD3 bispecific T cell engager. CLN-978 triggers T cell-redirected lysis of CD19-expressing target cells in vitro and in vivo. CLN-978 is engineered to achieve very high affinity binding to CD19 to efficiently target B cells, including those with very low CD19 levels. Small in molecular size (65 kDa), CLN-978 contains two single-chain variable fragments, one binding with very high affinity to the CD19 target and the other binding to CD3 on T cells, and a single-domain antibody binding to human serum albumin to extend half-life. CLN-978 was developed by an internal Cullinan team and is a wholly owned asset. CLN-978 has the potential to offer a convenient, off-the-shelf, subcutaneously delivered therapeutic option for patients with autoimmune diseases such as rheumatoid arthritis, systemic lupus erythematosus, and Sjögren’s disease.

About OUTRACE RA and OUTRACE SLE

OUTRACE RA and OUTRACE SLE are global Phase 1 studies of CLN-978 evaluating safety, as well as effects on disease activity and the immune system. Both studies are currently recruiting.

OUTRACE RA enrolls patients with active rheumatoid arthritis (DAS28-ESR ≥3.2) who have been treated with ≥2 prior targeted treatments and have evidence of B cell driven disease. Assessments include DAS28, synovial ultrasound, and optional synovial and lymph node biopsies.

OUTRACE SLE enrolls patients with active systemic lupus erythematosus (hSLEDAI ≥6) who have been treated with at least one biologic or immunosuppressive agent and are seropositive. Assessments include hSLEDAI, CLASI, and physician global assessment.

About Rheumatoid Arthritis (RA)

Rheumatoid arthritis is a chronic autoimmune disease primarily characterized by inflammation of the joints, which can lead to pain, swelling, stiffness, and permanent joint damage.1,2 The disease often affects multiple joints simultaneously, commonly the hands, wrists, and feet, but it can also involve other organ systems.2 Roughly 5.3 million adults live with rheumatoid arthritis across the U.S., France, Germany, Italy, Spain, the UK, Japan, and Australia, and the disease is more common in women than men.3-10 While disease-modifying antirheumatic drugs (DMARDs) have improved treatment outcomes, many patients continue to rely on chronic immunosuppression, have inadequate responses, experience disease flares, and face significant impairments in quality of life.11

About Systemic Lupus Erythematosus (SLE)

Systemic lupus erythematosus (SLE) is a chronic, heterogeneous autoimmune disease in which the immune system attacks a patient’s own tissues. The most common manifestations of SLE include skin rashes, arthritis, extreme fatigue, and low fevers. Lupus nephritis (LN) is a kidney disease and the most common severe manifestation of SLE. Approximately 40% of patients with SLE develop LN, which has a 10-year 30% mortality rate.12,13 The prevalence of SLE in the US is estimated at 160,000 to 320,000 cases and SLE affects approximately 3.4 million individuals globally.14,15 SLE is more prevalent in women and people of color. It occurs most often in people between the ages of 15 and 45 years but can occur in childhood or later in life as well. Currently available treatments can reduce the signs and symptoms of SLE; however, they do not routinely induce treatment-free remission, and most patients require lifelong immune suppression that treats symptoms without modifying the course of disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding the company’s beliefs and expectations regarding: the efficacy and safety data from the Company’s ongoing Phase 1 OUTRACE RA and

OUTRACE SLE clinical trials; our clinical development plan and timeline for CLN-978, the clinical and therapeutic potential of CLN-978, our plans regarding future data presentations, and other statements that are not historical facts. The clinical trials referenced in this release are ongoing, and the data described are interim, subject to change, and based on data available as of a specified date. As patient enrollment continues and additional follow-up data is obtained, the reported safety profile and other clinical outcomes may change materially. There can be no assurance that the interim results will be predictive of final study results or that additional data will confirm or support these observations. The words “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “potential,” “project,” “pursue,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs of future events and are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: uncertainty regarding the timing and results of regulatory submissions; the risk that any INDs, NDAs or other global regulatory submissions we may file with the United States Food and Drug Administration or other global regulatory agencies are not cleared on our expected timelines, or at all; the success of our clinical trials and preclinical studies; the risks related to our ability to protect and maintain our intellectual property position; the risks related to manufacturing, supply, and distribution of our product candidates; the risk that any one or more of our product candidates, including those that are co-developed, will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; and the success of any collaboration, partnership, license or similar agreements. These and other important risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent filings with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except to the extent required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Moreover, except as required by law, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made.

Contacts:

Investors
Nick Smith
+1 401.241.3516
Nsmith@cullinantx.com

Media
Rose Weldon
+1 215.801.7644
Rweldon@cullinantx.com

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Dall’Era, M. (2013). Chapter 21. Systemic lupus erythematosus. In J. B. Imboden, D. B. Hellmann, & J. H. Stone (Eds.), CURRENT Diagnosis & Treatment: Rheumatology (3rd ed.). McGraw-Hill. https://accessmedicine.mhmedical.com/content.aspx?aid=57272268